UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2015 (April 15, 2015)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	001-34354	98-0554932
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

40, avenue Monterey

L-2163 Luxembourg

Grand Duchy of Luxembourg

(Address of principal executive offices including zip code)

+352 2469 7900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Altisource Portfolio Solutions S.A. (the “Company”) approved retention and long-term incentive awards to provide for equity (restricted stock and stock options) and, in some instances future cash awards, to key employees of the Company or of its subsidiaries, including certain of the Company’s named executive officers. The awards provide, among other things, equity opportunities for direct reports of the Chief Executive Officer and other key employees, recognize recent senior promotions and internal restructuring changes and provide an additional equity opportunity for executives and key employees who are holding performance-based option awards that are significantly out of the money.   The awards are intended to assist in the retention of senior executives and key employees and to provide a long-term incentive for the implementation of the Company’s strategic initiatives to grow and diversify the revenue base and create long-term shareholder value.

Cash and equity awards were made to the following named executive officers: William B. Shepro (our Chief Executive Officer), Kevin J. Wilcox (our Chief Administration Officer) and Michelle D. Esterman (our Chief Financial Officer). Equity awards were made to the following named executive officers: Joseph A. Davila (our President, Mortgage Services) and Mark J. Hynes (our President, Technology Services), as set forth below:

		Equity Awards on April 15, 2015
	Target Cash Awards	Restricted Stock	Stock Options(1)
William B. Shepro Chief Executive Officer	$1,500,000	56,600	52,400
Kevin J. Wilcox Chief Administration Officer	$750,000	20,500	19,000
Michelle D. Esterman Chief Financial Officer	$500,000	14,500	13,400
Joseph A. Davila President, Mortgage Services	—	5,600	7,800
Mark J. Hynes President, Technology Services	—	5,600	7,800

(1) The exercise price for the stock options was $18.79, the closing price of our common stock on the April 15, 2015 grant date.

The target cash awards will be payable on March 31, 2017, subject to the executive officer’s continued employment on that date. If the Company terminates the executive officer’s employment for reasons other than “Cause,” as defined by the applicable award agreement, the target cash award shall be paid to the executive officer within 30 days of such termination. If the executive officer voluntarily resigns or employment is terminated for “Cause,” any unpaid cash awards will be forfeited.  In the event of a corporate restructuring or change of control transaction (a “Transaction”), in each case as defined by the applicable award agreement:

•                  payment of the target cash awards will be accelerated to the six month anniversary of such Transaction;

•                  if a Transaction takes place on or before six months after April 15, 2015, the target cash award payout will be at 50% of the target cash award amount and the remainder will be forfeited;

•                  if a Transaction takes place between six and 18 months after April 15, 2015, the target cash award payout will be at 75% of the target cash award amount and the remainder will be forfeited; and

•                  if a Transaction takes place more than 18 months after April 15, 2015, the target cash award payout will equal 100% of the target cash award amount.

In all circumstances, to the extent an executive officer is still employed on March 31, 2017, 100% of the target cash award will be paid to him or her.

The restricted stock awards were granted pursuant to our 2009 Equity Incentive Plan (the “2009 Plan”) on April 15, 2015. The awards are scheduled to vest in three annual installments on the second, third and fourth anniversaries of the grant date. If the Company terminates the executive officer’s employment for reasons other than “Cause,” as defined by the applicable award agreement, and no Transaction has occurred, any unvested restricted stock will vest within 30 days of such termination. If the executive officer voluntarily resigns or employment is terminated for “Cause,” any unvested restricted stock will be forfeited. In the event of a Transaction:

•                  if a Transaction takes place on or before six months after April 15, 2015, 50% of the restricted stock award will vest and the remainder will be forfeited;

•                  if a Transaction takes place between six and 18 months after April 15, 2015, 75% of the restricted stock award will vest and the remainder will be forfeited;

•                  if a Transaction takes place any time more than 18 months from April 15, 2015, 100% of the restricted stock award will vest; and

•                  vesting will occur on the earlier of the six month anniversary of a Transaction and termination of employment for reasons other than “Cause” during such six month period.

The stock option awards were also granted pursuant to our 2009 Plan on April 15, 2015.  One third of the stock options will vest on each of the first three anniversaries of the grant date. If the Company terminates the executive officer’s employment for reasons other than “Cause,” as defined by the applicable award agreement, any unvested stock options will be forfeited. In the event of a Transaction:

•                  a buyer will have the option to cancel the stock options in exchange for the stock option’s intrinsic value or allow them remain in place; and

•                  to the extent the stock options remain in place, the Company’s Board as composed prior to a Transaction will have the discretion to make appropriate adjustments to avoid expansion or reduction in the value of stock options.

The cash awards, restricted stock awards and stock option awards are made pursuant to award agreements to be entered into with each of our executive officers, forms of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Form of Cash Retention Award Agreement
Exhibit 10.2	Form of Restricted Stock Award Agreement
Exhibit 10.3	Form of Non-Qualified Stock Option Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 21, 2015

Altisource Portfolio Solutions S.A.

	By:	/s/ Kevin J. Wilcox
	Name:	Kevin J. Wilcox
	Title:	Chief Administration Officer